Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports Third Quarter 2024 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., October 30, 2024: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended September 30, 2024. Total revenues in the third quarter of 2024 grew 23 percent year-over-year to $748.9 million, compared to $609.4 million in the third quarter of 2023.
"I’m proud of the close to 1,300 Unitherians who have contributed to yet another record revenue quarter and reaching a $3 billion annual revenue run rate in the third quarter," said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. "On top of our stellar revenue performance, 2025 marks the start of a multi-year cascade of clinical data reads and regulatory events that should continue to propel our growth through the balance of the decade and beyond, with data expected for the TETON studies in idiopathic pulmonary fibrosis and ADVANCE OUTCOMES in pulmonary arterial hypertension; data from the miroliverELAP phase 1 study now underway for acute liver failure; and, importantly, the launch of our UKidney human clinical program for which we expect to file an investigational new drug application shortly."
Michael Benkowitz, President and Chief Operating Officer of United Therapeutics, added, "Our team’s efforts have once again translated into outstanding financial results, achieving record revenue for a sixth straight quarter that underscores the increasing demand for our innovative products serving pulmonary hypertension and high-risk neuroblastoma patients. Tyvaso remains our biggest near-term growth driver, and we are encouraged by the underlying dynamics driving its continued uptake in pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease."
Third Quarter 2024 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2024	2023

Total revenues	$748.9	$609.4	$139.5	23%
Net income	$309.1	$267.6	$41.5	16%
Net income, per basic share	$6.93	$5.71	$1.22	21%
Net income, per diluted share	$6.39	$5.38	$1.01	19%

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2024	2023
Net product sales:
Tyvaso DPI®(1)	$274.6	$205.1	$69.5	34%
Nebulized Tyvaso®(1)	159.2	120.7	38.5	32%
Total Tyvaso	433.8	325.8	108.0	33%
Remodulin®(2)	128.3	131.1	(2.8)	(2)%
Orenitram®	113.2	92.0	21.2	23%
Unituxin®	61.1	51.3	9.8	19%
Adcirca®	7.0	7.3	(0.3)	(4)%
Other	5.5	1.9	3.6	189%
Total revenues	$748.9	$609.4	$139.5	23%
(1)Net product sales include both the drug product and the respective inhalation device.
(2)Net product sales include sales of infusion devices, including the Remunity® Pump.
Total Tyvaso revenues grew by 33 percent to $433.8 million in the third quarter of 2024, compared to $325.8 million in the third quarter of 2023. This growth was primarily due to an increase in quantities sold, driven by the commercial launch of Tyvaso DPI in June 2022 and continued growth in commercial utilization by patients with pulmonary hypertension associated with interstitial lung disease and, to a lesser extent, price increases.
The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold and, to a lesser extent, a price increase. The increase in Tyvaso DPI quantities sold was due to continued growth in the number of patients following the product’s launch and, to a lesser extent, increased commercial utilization following the implementation of the Part D redesign under the Inflation Reduction Act (IRA).
The growth in nebulized Tyvaso revenues resulted primarily from an increase in quantities sold and, to a lesser extent, a price increase.
The decrease in Remodulin revenues resulted from a decrease in international Remodulin revenues, partially offset by an increase in U.S. Remodulin revenues, driven by an increase in quantities sold.
The growth in Orenitram revenues resulted primarily from an increase in quantities sold and, to a lesser extent, a price increase. The increase in quantities sold was driven, at least in part, by increased commercial utilization following the implementation of the Part D redesign under the IRA, and an increase in the average dose.
The growth in Unituxin revenues resulted from a price increase and an increase in quantities sold.

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The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended September 30,
	2024			2023
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI(1)	$274.6	$—	$274.6	$205.1	$—	$205.1
Nebulized Tyvaso(1)	145.2	14.0	159.2	118.1	2.6	120.7
Total Tyvaso	419.8	14.0	433.8	323.2	2.6	325.8
Remodulin(2)	115.4	12.9	128.3	111.6	19.5	131.1
Orenitram	113.2	—	113.2	92.0	—	92.0
Unituxin	57.6	3.5	61.1	48.8	2.5	51.3
Adcirca	7.0	—	7.0	7.3	—	7.3
Other	4.3	1.2	5.5	1.7	0.2	1.9
Total revenues	$717.3	$31.6	$748.9	$584.6	$24.8	$609.4
(1) Net product sales include both the drug product and the respective inhalation device.
(2) Net product sales include sales of infusion devices, including the Remunity Pump.

Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2024	2023
Category:
Cost of sales	$81.8	$69.1	$12.7	18%
Share-based compensation expense(1)	1.3	1.0	0.3	30%
Total cost of sales	$83.1	$70.1	$13.0	19%
(1)See Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended September 30, 2024 increased as compared to the same period in 2023, primarily due to an increase in Tyvaso DPI royalty expense driven by growth in Tyvaso DPI revenues.
Research and development. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2024	2023
Category:
External research and development(1)	$51.7	$47.2	$4.5	10%
Internal research and development(2)	43.9	34.3	9.6	28%
Share-based compensation expense(3)	7.4	3.6	3.8	106%
Other(4)	0.5	(0.4)	0.9	225%
Total research and development expense	$103.5	$84.7	$18.8	22%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical

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studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation below.
(4)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development, excluding share-based compensation. Research and development expense for the three months ended September 30, 2024 increased as compared to the same period in 2023, primarily due to increased expenditures related to manufactured organ and organ alternative projects.
Selling, general, and administrative. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2024	2023
Category:
General and administrative(1)	$100.4	$90.4	$10.0	11%
Litigation accrual	65.1	—	65.1	NM(2)
Sales and marketing	20.7	20.7	—	—%
Share-based compensation expense(3)	33.0	16.5	16.5	100%
Total selling, general, and administrative expense	$219.2	$127.6	$91.6	72%
(1)    Excluding litigation accrual. See Litigation accrual section below.
(2)    Calculation is not meaningful.
(3)    See Share-based compensation below.
General and administrative, excluding litigation accrual and share-based compensation. General and administrative expense for the three months ended September 30, 2024 increased as compared to the same period in 2023, primarily due to an increase in personnel expense due to growth in headcount.
Litigation accrual. In the third quarter of 2024, we accrued a liability of $65.1 million related to ongoing litigation with Sandoz Inc., reflecting the amount of damages we calculated based on factual findings made by the court and included in our submission to the court regarding damages. We currently do not expect that the amount of any loss in excess of the accrual would be material to our financial statements; however, the amount ultimately payable, if any, could be higher or lower than this amount depending on the final judgment entered by the court, the amount of post judgment interest, and the outcome of any appeals. The litigation accrual is included within selling, general, and administrative in our consolidated statements of operations.

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Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2024	2023
Category:
Stock options	$8.0	$6.0	$2.0	33%
Restricted stock units	27.2	12.5	14.7	118%
Share tracking awards plan	5.9	2.1	3.8	181%
Employee stock purchase plan	0.6	0.5	0.1	20%
Total share-based compensation expense	$41.7	$21.1	$20.6	98%
The increase in share-based compensation expense for the three months ended September 30, 2024, as compared to the same period in 2023, was primarily due to an increase in restricted stock unit expense due to a greater number of awards remaining outstanding for the three months ended September 30, 2024, as compared to the same period in 2023.
Other income (expense), net. The change in other income (expense), net for the three months ended September 30, 2024, as compared to the same period in 2023, was primarily due to net unrealized gains on equity securities.
Income tax expense. Income tax expense for the three months ended September 30, 2024 and 2023 was $79.5 million and $84.2 million, respectively. Our effective income tax rate (ETR) for the three months ended September 30, 2024 and 2023 was 20 percent and 24 percent, respectively. Our ETR for the three months ended September 30, 2024 decreased compared to our ETR for the three months ended September 30, 2023, primarily due to increased excess tax benefits from share-based compensation.
Share repurchase. In March 2024, we entered into an accelerated share repurchase agreement (the ASR agreement) with Citibank, N.A. (Citi). Under the ASR agreement, we made an aggregate upfront payment of $1.0 billion to Citi and received an aggregate initial delivery of 3,275,199 shares of our common stock on March 27, 2024, representing approximately 80 percent of the total shares that would be repurchased under the ASR agreement measured based on the closing price of our common stock on March 25, 2024.
The share repurchase under the ASR agreement was divided into two tranches, resulting in upfront payments of $300 million and $700 million, respectively. The final settlement of the $300 million tranche occurred in June 2024, and we received an additional 181,772 shares of our common stock upon settlement. The final settlement of the $700 million tranche occurred in September 2024, and we received an additional 90,403 shares of our common stock upon settlement. In total, we repurchased 3,547,374 shares of our common stock under the ASR agreement that we currently hold as treasury stock on our consolidated balance sheet.
Webcast
We will host a webcast to discuss our third quarter 2024 financial results on Wednesday, October 30, 2024, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. A replay of the webcast will also be available at the same location on our website.

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United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/pbc.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our anticipated clinical data reads and regulatory events, and their potential to propel our growth, including expectations concerning the timing and success of the TETON, ADVANCE OUTCOMES, and miroliverELAP studies, and the potential launch of our UKidney human clinical program and the timing of our anticipated investigational new drug application filing for UKidney; the increasing demand for our products serving pulmonary hypertension and high-risk neuroblastoma patients; the expectation that Tyvaso DPI will be a near-term growth driver; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 30, 2024, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
MIROLIVERELAP and UKIDNEY are trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097 (media/investors)
Harry Silvers at (301) 578-1401 (investors)
https://ir.unither.com/contact-ir

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,
	2024	2023
	(Unaudited)
Total revenues	$748.9	$609.4
Operating expenses:
Cost of sales	83.1	70.1
Research and development	103.5	84.7
Selling, general, and administrative	219.2	127.6
Total operating expenses	405.8	282.4
Operating income	343.1	327.0
Interest income	49.8	45.3
Interest expense	(10.1)	(15.6)
Other income (expense), net	5.8	(4.9)
Total other income, net	45.5	24.8
Income before income taxes	388.6	351.8
Income tax expense	(79.5)	(84.2)
Net income	$309.1	$267.6
Net income per common share:
Basic	$6.93	$5.71
Diluted	$6.39	$5.38
Weighted average number of common shares outstanding:
Basic	44.6	46.9
Diluted	48.4	49.7

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

September 30, 2024
Cash, cash equivalents, and marketable investments	$4,605.9
Total assets	7,123.1
Total liabilities	1,022.2
Total stockholders’ equity	6,100.9

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